NEWS

For:	From:
Ladish Co., Inc.	Libby Communications
5481 South Packard Avenue	1414 East Harbour Towne Circle
Cudahy, WI 53110-8902	Muskegon, MI 49441
Contact: Ray Knutilla	Contact: William J. Libby
414-747-3568	231-755-4111
414-747-2680 Fax	231-755-4144 Fax

Release date: 6 February 2007

Ladish’s ZKM Forging Begins Production of Aerospace Parts

Stalowa Wola, Poland — (www.zkmforging.com) ZKM Forging, a wholly owned subsidiary of Ladish Co., Inc. (www.ladishco.com) (Nasdaq: LDSH) has been awarded its first aerospace order to produce an airframe component for the Airbus A320. Terms of the agreement were not disclosed. However, the launch order is expected to generate in excess of $1 million in revenue over the life of the contract.

Commenting on the order, Jozef Burdzy, ZKM’s President of the Management Board and General Director, said, “The market for aerospace components is extremely strong in Europe right now and is likely to remain so for the foreseeable future. Major aerospace manufacturers are seeking out suppliers with the resources and expertise to reliably support their build programs. ZKM is gearing up to expand its participation in this booming market—as well as maintain our share in the dozen or so markets we have served for decades.”

Ray Knutilla, Managing Director, European Operations for Ladish, said, “This order gives us an opportunity to demonstrate our technological and production capabilities in the European aerospace sector. We accomplished much during the first full year of Ladish ownership in 2006, including implementing a new ERP system, expanding visual manufacturing techniques and improving operations based upon lean principles. One result of this hard work is that we will complete our final audit for AS9100 certification in February. ZKM is now poised to expand its role as an EU-based supplier of high-quality aerospace forgings.”

Founded in 1978, ZKM forging was acquired by Ladish in November 2005. ZKM serves more than a dozen segments of heavy industry with technically advanced forgings.

Ladish Co., Inc. is a leading producer of highly engineered, technically advanced metal components for the jet engine, aerospace and general industrial markets. Ladish is headquartered in Cudahy, Wisconsin with operations in Wisconsin, Oregon, Connecticut and Poland. Ladish common stock trades on Nasdaq under the symbol LDSH.

This release includes forward-looking statements that are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in them. These risks and uncertainties include, but are not limited to, uncertainties in the company’s major markets, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity, worldwide economic and political conditions and the effect of foreign currency fluctuations.

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